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SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report: December 18, 2001

LOTUS PACIFIC, INC.
(Exact name of registrant as specified in its charter)

Delaware
State of Organization

000-24999
Commission File Number

52-1947160
Employer Identification Number

8001 Irvine Center Drive, Suite 400, Irvine, CA 92618
Address of principal executive offices

(949) 754-3076
Registrant's Telephone Number, Including Area Code

Item 5. Other Events

    Pursuant to a Stock Purchase Agreement dated December 11, 2001, the Company sold to Solomon Extreme International Ltd., a British Virgin Island company, 24,234,738 shares of common stock of the Company's subsidiary, ARESCOM Inc., representing approximately 70% of the outstanding shares of ARESCOM, for $10 million in cash. The Company retains 4,000,000 shares of common stock of ARESCOM, representing approximately 11% of the outstanding common shares.

    In connection with the transaction, the Company agreed to release the restrictions previously imposed on the shares of common stock of the Company held by the former shareholders of ARESCOM. Pursuant to the terms of the Company's acquisition of ARESCOM in March 1999, an aggregate of 3,885,856 shares of the Company's common stock issued to the former shareholders of ARESCOM in exchange for their shares of ARESCOM were held in trust until ARESCOM's annual gross revenue and net profit reached certain levels. The Company agreed to release such shares from the trust and therefore all of such shares held by nonaffiliates generally may be eligible for resale pursuant to Rule 144 of the Securities Act of 1933, as amended. The sale of a significant number of such shares, or the perception that such sales could occur, could adversely affect prevailing market prices of our shares and the level of trading of such shares.

    Also in connection with the transaction, holders of stock options of ARESCOM agreed to terminate agreements requiring them to exchange shares of ARESCOM received upon exercise of outstanding ARESCOM stock options for shares of the Company.

    The transaction closed on December 18, 2001.

    On December 11, 2001, Acumen Technology, Inc. ("Acumen"), a Delaware corporation and a wholly-owned subsidiary of the Company, merged into the Company. As a result of the merger, the Company assumed all the rights and obligations of Acumen and acquired the assets of Acumen which assets include, without limitation, shares of stock of Correlant Communications, Inc., a California corporation, and Arescom Inc., a California corporation.

SIGNATURES

    Pursuant to the requirements of the Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

LOTUS PACIFIC, INC.
Date: December 18, 2001	By: /s/ Yong Yan Yong Yan, President

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  Item 5. Other Events
SIGNATURES